Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2019

  Net income of $43.3 million, or $0.20 per diluted share, for the first quarter of 2019, compared to $101.1 million, or $0.46 per diluted share, for the fourth quarter of 2018. The fourth quarter 2018 results included a $53.3 million net tax benefit related to a partial reversal of the Corporation’s deferred tax asset valuation allowance, partially offset by the effect of the remeasurement of deferred tax assets in connection with the enactment of the Act 257-2018 (“Puerto Rico Tax Reform of 2018”).
  On a non-GAAP basis, adjusted net income for the first quarter of 2019 of $37.0 million, or $0.17 per diluted share (which excludes the effect of events that are discussed in the Special Items section below and consist of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts), compared to adjusted net income of $44.4 million for the fourth quarter of 2018, or $0.20 per diluted share.
  Income before income taxes increased $1.0 million to $60.9 million for the first quarter of 2019, compared to $59.9 million for the fourth quarter of 2018.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $70.4 million for the first quarter of 2019, compared to $67.6 million for the fourth quarter of 2018.
  Net interest income increased by $2.5 million to $140.2 million for the first quarter of 2019, compared to $137.7 million for the fourth quarter of 2018, primarily due to the upward repricing of variable rate commercial loans, an increase in the amount of interest collected on nonaccrual loans, and the growth in the consumer and commercial performing loan portfolios.
  Net interest margin was 4.92% for the first quarter of 2019, compared to 4.77% for the fourth quarter of 2018.
  Provision for loan and lease losses increased by $4.2 million to $11.8 million for the first quarter of 2019, compared to $7.6 million for the fourth quarter of 2018.
  Non-interest income increased by $2.0 million to $22.5 million for the first quarter of 2019 compared to $20.5 million for the fourth quarter of 2018, primarily due to seasonal insurance contingent commissions of $2.7 million recognized in the first quarter of 2019.
  Non-interest expenses decreased by $0.7 million to $90.0 million for the first quarter of 2019, compared to $90.7 million for the fourth quarter of 2018.
  Income tax expense of $17.6 million for the first quarter of 2019, compared to an income tax benefit of $41.2 million for the fourth quarter of 2018. The income tax benefit for the fourth quarter of 2018 included a $63.2 million benefit related to the partial reversal of the Corporation’s deferred tax asset valuation allowance, partially offset by a one-time charge of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018 (net of the $5.6 million related impact in the valuation allowance).
  Credit quality variances:
    Non-performing assets decreased in the quarter by $52.2 million, to $414.9 million as of March 31, 2019. The decrease was primarily due to a $12.9 million reduction related to the restructuring of a commercial mortgage loan in Puerto Rico, a $15.2 million decrease in nonaccrual residential mortgage loans, an $8.7 million decrease related to sales and repayments of commercial and construction loans held for sale, and a $5.7 million charge-off taken on a commercial and industrial loan with a previously-established specific reserve.
    Non-performing loan inflows amounted to $24.1 million in the first quarter of 2019, compared to inflows of $28.4 million in the fourth quarter of 2018.
    The other real estate owned (“OREO”) portfolio balance decreased in the quarter by $1.7 million, driven by sales and adverse fair value adjustments.
    The annualized net charge-off rate for the first quarter of 2019 was 1.10%, compared to 0.54% for the fourth quarter of 2018. The increase was driven by the aforementioned $5.7 million charge-off taken on a commercial and industrial loan and the effect in the fourth quarter of 2018 of a loan loss recovery of $7.4 million recorded in connection with the repayment of a commercial mortgage loan.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, increased by $124.4 million to $7.7 billion as of March 31, 2019, reflecting increases of $86.3 million in Puerto Rico, $29.3 million in the Virgin Islands, and $8.8 million in Florida. The increase in the Puerto Rico region reflects a growth of $67.6 million on time deposits and an $18.3 million increase in non-interest bearing deposits.
  Total non-interest bearing deposits increased by $99.3 million to $2.5 billion as of March 31, 2019.
  Brokered CDs decreased in the quarter by $45.9 million to $509.7 million as of March 31, 2019.
  Government deposits decreased in the quarter by $2.3 million to $898.5 million as of March 31, 2019, reflecting a decrease of $9.2 million in the Virgin Islands, partially offset by a $6.9 million increase in Puerto Rico.
  Total loans increased in the quarter by $128.7 million to $9.0 billion as of March 31, 2019. The increase consisted of a growth of $96.0 million in commercial and construction loans, reflecting increases in all regions, and a $70.6 million increase in the consumer loan portfolio, primarily in auto loans, finance leases, and personal loans in Puerto Rico. These increases were partially offset by a decline of $37.9 million in residential mortgage loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $881.5 million in the first quarter of 2019, compared to $1.0 billion in the fourth quarter of 2018. The decrease reflects a $95.5 million reduction in commercial and construction loan originations, primarily due to a lower dollar amount of refinancings and renewals completed in the first quarter, and seasonally lower consumer and residential mortgage loan originations.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios of 24.10%, 20.44%, 20.85%, and 15.46%, respectively, as of March 31, 2019. Tangible common equity ratio of 16.42% as of March 31, 2019.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 24, 2019--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $43.3 million, or $0.20 per diluted share, for the first quarter of 2019, compared to $101.1 million, or $0.46 per diluted share, for the fourth quarter of 2018, and $33.1 million, or $0.15 per diluted share, for the first quarter of 2018. The fourth quarter of 2018 results included a $53.3 million net tax benefit related to a $63.2 million one-time benefit resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance, partially offset by a one-time, non-cash charge of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We continued our momentum from last year into the first quarter of 2019 with net income of $43.3 million, pre-tax, pre-provision income reaching $70.4 million, and our margin climbing to 4.92%. Our tangible book value is now $9.32 per share.

Once again every key franchise metric continued to move in a positive direction; our loan portfolio grew $128.7 million to over $9.0 billion this quarter, the highest level in several years, with continued meaningful reductions in non-performing loans. Loan originations and renewals were healthy at $971 million for the first quarter and consistent with our strategies we experienced good growth in the commercial and consumer portfolios. Net of non-performing loan reductions, the performing loan book grew approximately $180 million. We continue to achieve meaningful progress in the organic reduction of non-performing assets, down $52 million or 11% this quarter and now representing only 3.35% of assets. We grew our core deposits, net of brokered CDs and government by $124 million. Also, important to note, our total non-interest bearing deposits grew $99 million this quarter.

On the capital front, our capital is now over $2.1 billion with a common equity Tier 1 of 20.44%. We are optimistic with the strategic momentum of the franchise and the opportunities for continued growth in our markets.”

SPECIAL ITEMS

The financial results for the first quarter of 2019 and the fourth and first quarters of 2018 include the following significant items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):

Quarter ended March 31, 2019

  A $6.4 million ($4.0 million after-tax) positive effect in earnings related to loan loss reserve releases resulting from revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to consumer and commercial loans.
  A $2.3 million expense recovery related to an employee retention benefit payment (the “Benefit”) received by the Bank by virtue of the Disaster Tax Relief and Airport Extension Act of 2017, as amended (the “Act”). The Benefit was recorded as an offset to the employees’ compensation and benefits expenses recognized in the first quarter of 2019. See Non-interest expenses below for additional information.

Quarter ended December 31, 2018

  A $63.2 million one-time benefit resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance.
  A $9.9 million one-time charge to income tax expense related to the enactment of the Puerto Rico Tax Reform of 2018 (net of the $5.6 million related impact in the valuation allowance), specifically in connection with the reduction of the Corporation’s deferred tax assets as a result of the decrease in the maximum corporate tax rate in Puerto Rico from 39% to 37.5%.
  A $5.7 million ($3.5 million after-tax) positive effect in earnings related to loan loss reserve releases resulting from revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to consumer and commercial loans.

Quarter ended March 31, 2018

  A $4.8 million ($2.9 million after-tax) positive effect in earnings related to a $6.4 million net loan loss reserve release resulting from revised estimates of the reserves associated with the effects of Hurricanes Irma and Maria, partially offset by $1.6 million of hurricane-related expenses recorded in the first quarter of 2018.
  A $2.3 million gain on the repurchase and cancellation of $23.8 million in trust-preferred securities, reflected in the statement of income set forth below as “Gain on early extinguishment of debt.”

The following table reconciles for the first quarter of 2019 and the fourth and first quarters of 2018 the reported net income to adjusted net income and adjusted earnings per share, non-GAAP financial measures that exclude the Special Items identified above as well as gains or losses on sales of investment securities and impairments:

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands)	March 31, 2019	December 31, 2018	March 31, 2018

Net income, as reported (GAAP)	$43,314	$101,105	$33,148
Adjustments:
Partial reversal of deferred tax asset valuation allowance	-	(63,228)	-
Remeasurement of deferred tax assets due to changes in enacted tax rates	-	9,892	-
Hurricane-related loan loss reserve release	(6,425)	(5,698)	(6,407)
Hurricane-related expenses	-	-	1,596
Employee retention benefit - Disaster Tax Relief and Airport Extension Act of 2017	(2,317)	-	-
Loss on sale of investment securities	-	34	-
OTTI on debt securities	-	50	-
Gain on repurchase and cancellation of trust preferred securities	-	-	(2,316)
Income tax impact of adjustments (1)	2,409	2,222	1,876
Adjusted net income (Non-GAAP)	$36,981	$44,377	$27,897
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$36,312	$43,708	$27,228

Weighted-average diluted shares outstanding	$216,967	216,952	216,294

Earnings Per Share - diluted (GAAP)	$0.20	$0.46	$0.15

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.17	$0.20	$0.13

(1) See Basis of Presentation for the individual tax impact related to each reconciling item.

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of items that management identifies as Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes for the first quarter of 2019 amounted to $60.9 million, compared to $59.9 million for the fourth quarter of 2018. Adjusted pre-tax, pre-provision income for the first quarter of 2019 amounted to $70.4 million, up $2.8 million from the fourth quarter of 2018. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018

Income before income taxes	$60,932	$59,886	$48,655	$41,191	$40,906
Add: Provision for loan and lease losses	11,820	7,649	11,524	19,536	20,544
(Less)/Add: Net (gain) loss on investments and impairments	-	84	-	-	-
Less: Gain on early extinguishment of debt	-	-	-	-	(2,316)
Less: Employee retention benefit - Disaster Tax Relief and Airport Extension Act of 2017	(2,317)	-	-	-	-
Less: Gain from hurricane-related insurance proceeds	-	-	(478)	-	-
Add: Hurricane-related expenses	-	-	533	654	1,596
Adjusted pre-tax, pre-provision income (1)	$70,435	$67,619	$60,234	$61,381	$60,730

Change from most recent prior quarter (amount)	$2,816	$7,385	$(1,147)	$651	$6,862
Change from most recent prior quarter (percentage)	4.2%	12.3%	-1.9%	1.1%	12.7%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses and any gains or losses on sales of investment securities and impairments. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as the one-time employee retention benefit, hurricane-related expenses and insurance recoveries, and the gain on the repurchase and cancellation of trust-preferred securities reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. (See Basis of Presentation – Use of Non-GAAP Financial Measures - Adjusted Pre-Tax, Pre-Provision Income for additional information about this non-GAAP financial measure).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Use of Non-GAAP Financial Measures - Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Net Interest Income
Interest income - GAAP	$166,472	$162,424	$157,492	$155,633	$149,418
Unrealized loss (gain) on derivative instruments	4	(22)	-	-	-
Interest income excluding valuations	166,476	162,402	157,492	155,633	149,418
Tax-equivalent adjustment	5,322	6,135	5,413	5,163	4,778
Interest income on a tax-equivalent basis and excluding valuations	$171,798	$168,537	$162,905	$160,796	$154,196

Interest expense - GAAP	26,291	24,726	24,971	25,162	24,725

Net interest income - GAAP	$140,181	$137,698	$132,521	$130,471	$124,693

Net interest income excluding valuations	$140,185	$137,676	$132,521	$130,471	$124,693

Net interest income on a tax-equivalent basis and excluding valuations	$145,507	$143,811	$137,934	$135,634	$129,471

Average Balances
Loans and leases	$8,912,874	$8,761,306	$8,676,620	$8,693,347	$8,778,968
Total securities, other short-term investments and interest-bearing cash balances	2,634,055	2,685,654	2,892,148	2,959,281	2,720,438
Average interest-earning assets	$11,546,929	$11,446,960	$11,568,768	$11,652,628	$11,499,406

Average interest-bearing liabilities	$7,615,212	$7,654,622	$7,830,063	$8,054,865	$8,194,442

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.85%	5.63%	5.40%	5.36%	5.27%
Average rate on interest-bearing liabilities - GAAP	1.40%	1.28%	1.27%	1.25%	1.22%
Net interest spread - GAAP	4.45%	4.35%	4.13%	4.11%	4.05%
Net interest margin - GAAP	4.92%	4.77%	4.54%	4.49%	4.40%

Average yield on interest-earning assets excluding valuations	5.85%	5.63%	5.40%	5.36%	5.27%
Average rate on interest-bearing liabilities excluding valuations	1.40%	1.28%	1.27%	1.25%	1.22%
Net interest spread excluding valuations	4.45%	4.35%	4.13%	4.11%	4.05%
Net interest margin excluding valuations	4.92%	4.77%	4.54%	4.49%	4.40%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	6.03%	5.84%	5.59%	5.53%	5.44%
Average rate on interest-bearing liabilities excluding valuations	1.40%	1.28%	1.27%	1.25%	1.22%
Net interest spread on a tax-equivalent basis and excluding valuations	4.63%	4.56%	4.32%	4.28%	4.22%
Net interest margin on a tax-equivalent basis and excluding valuations	5.11%	4.99%	4.73%	4.67%	4.57%

Net interest income for the first quarter of 2019 amounted to $140.2 million, an increase of $2.5 million when compared to net interest income of $137.7 million for the fourth quarter of 2018. The increase in net interest income was mainly due to:

  A $2.7 million increase in interest income on commercial and construction loans, reflecting the effect of the upward repricing of variable rate commercial loans, higher collections of interest payments on nonaccrual loans, and the growth in the balance of the performing commercial loan portfolio. The aggregate average balance of the commercial and construction loan portfolios increased by $74.7 million, net of the effect of reductions in non-performing commercial and construction loans. These increases were partially offset by the adverse effect of two fewer days in the first quarter, which resulted in a decrease of approximately $1.2 million in interest income on commercial and construction loans.
  A $1.4 million increase in interest income on consumer loans, primarily due to an increase of $86.2 million in the average balance of this portfolio, partially offset by the adverse effect of two fewer days in the first quarter that resulted in a decrease of approximately $1.1 million in interest income on consumer loans. The aggregate average balance of auto loans and finance leases grew by $67.9 million and the average balance of personal loans increased by $14.9 million.
  A $0.5 million increase in interest income from interest-bearing cash balances, reflecting both an increase of $53.1 million in the average balance, primarily deposits maintained at the Federal Reserve Bank of New York, and an increase in the Federal Funds target rate.

Partially offset by:

  A $1.6 million increase in interest expense, primarily reflecting an increase of approximately $0.8 million related to the increase in the average balances of Federal Home Loan Bank (“FHLB”) advances and repurchase agreements and an increase of approximately $1.1 million related to the effect of higher market interest rates in the average cost of retail CDs and savings deposits. The increase in the average balances of these borrowings reflects: (i) the full-quarter effect of $120.0 million of 3-Year FHLB advances (average cost of 2.65%) obtained in the latter part of the fourth quarter of 2018, which more than offset the effect of the $70.0 million FHLB advances that matured late in 2018 (which carried an average cost of 1.58%); and (ii) the full-quarter effect of the $50.1 million short-term repurchase agreement entered into in mid-December 2018 and repaid in March 2019. These increases were partially offset by a reduction of approximately $0.6 million in interest expense associated with two fewer days in the first quarter.
  A $0.4 million decrease in interest income on investment securities, primarily due to an $80.1 million decrease in the average balance of U.S. agency mortgage-backed securities (“MBS”).

Net interest margin was 4.92%, up 15 basis points from the fourth quarter of 2018, primarily reflecting the upward repricing of variable-rate commercial loans and higher interest collections on nonaccrual loans, as mentioned above.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the first quarter of 2019 was $11.8 million, compared to $7.6 million for the fourth quarter of 2018. As mentioned above, a loan loss reserve release of approximately $6.4 million was recorded in the first quarter of 2019 in connection with revised estimates of the hurricane-related qualitative reserves for consumer, and commercial and construction loans associated with the effects of Hurricanes Irma and Maria, compared to a $5.7 million loan loss reserve release recorded in the fourth quarter of 2018. Approximately $3.0 million of the $6.4 million reserve release recorded in the first quarter was attributable to the updated payment patterns and credit risk analyses applied to consumer borrowers subject to payment deferral programs that expired early in 2018. In addition, relationship officers continued to closely monitor the performance of hurricane-affected commercial loan customers. This monitoring activity resulted in a $3.4 million reserve release associated with the resolution of uncertainties surrounding the repayment prospects of a hurricane-affected commercial customer. The significant overall uncertainties that complicated management’s early assessments of hurricane-related credit losses have been largely addressed in the 18-month period since the hurricanes, and the hurricanes’ effect on credit quality in future periods will be reflected in the normal process for determining the allowance for loan losses and not through a separate hurricane-related qualitative reserve. Some uncertainties remain, however, including the resolution of insurance claims for certain individual customers.

The $4.2 million increase in the provision for loan and lease losses, as compared to the 2018 fourth quarter provision, was driven by the following factors:

  A $5.0 million net loan loss reserve release for commercial and construction loans in the first quarter of 2019 (including the aforementioned $3.4 million release associated with revised estimates of the hurricane-related qualitative reserve for commercial loans) compared to an $8.9 million net reserve release in the fourth quarter of 2018 (including a $1.5 million release associated with revised estimates of the hurricane-related qualitative reserve for commercial loans). The negative variance of $3.9 million primarily reflects: (i) a $6.7 million decrease in loan loss recoveries, primarily due to the effect in the previous quarter of a $7.4 million loan loss recovery on the repayment of a commercial mortgage troubled debt restructured loan; (ii) a $3.2 million charge recorded in the first quarter of 2019 to increase the specific reserve of a commercial mortgage loan in the Florida region; and (iii) a $2.1 million charge-off taken in the first quarter of 2019 on the aforementioned restructuring of a commercial mortgage loan in Puerto Rico. These variances were partially offset by commercial loans reserve releases of approximately $6.4 million in the first quarter of 2019 related to improvements in historical loss rates used for the determination of general reserves and a $1.9 million increase in releases associated with revised estimates of the hurricane-related qualitative reserve for commercial loans.
  A $2.4 million increase in the provision for consumer loans, reflecting the effect of a $1.3 million increase in net charge-offs and a $1.2 million decrease in releases associated with the hurricane-related qualitative reserves for consumer loans.

Partially offset by:

  A $2.2 million decrease in the provision for residential mortgage loans, mainly related to the effect in the fourth quarter of 2018 of changes in the housing price index considered as part of the determination of the general reserve for residential mortgages.

See Credit Quality – Allowance for Loan and Lease Losses below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2019	2018	2018	2018	2018

Service charges on deposit accounts	$5,716	$5,666	$5,581	$5,344	$5,088
Mortgage banking activities	3,627	3,677	4,551	4,835	4,165
Net gain (loss) on investments and impairments	-	(84)	-	-	-
Gain on early extinguishment of debt	-	-	-	-	2,316
Other operating income	13,200	11,272	8,391	10,293	11,215
Non-interest income	$22,543	$20,531	$18,523	$20,472	$22,784

Non-interest income for the first quarter of 2019 amounted to $22.5 million, compared to $20.5 million for the fourth quarter of 2018. The $2.0 million increase in non-interest income was primarily due to:

  A $2.4 million increase in insurance income, included as part of “Other operating income” in the table above, reflecting the effect of seasonal contingent commissions of $2.7 million recorded in the first quarter of 2019 based on the prior year’s production of insurance policies, partially offset by the effect of a $0.3 million adjustment recorded in the fourth quarter of 2018 to decrease the unearned insurance commissions’ reserve based on quarterly revisions.
  A $0.2 million gain recorded on the sale of $4.8 million in nonaccrual commercial loans held for sale in the first quarter of 2019, included as part of “Other operating income” in the table above.

Partially offset by:

  A $0.5 million decrease in fee-based income from ATMs, POS, credit and debit cards, and merchant-related activities primarily due to seasonally lower transaction volumes, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2019	2018	2018	2018	2018

Employees' compensation and benefits	$39,296	$40,012	$39,243	$39,555	$40,684
Occupancy and equipment	16,055	14,431	14,660	13,746	15,105
Deposit insurance premium	1,698	1,750	2,067	2,443	2,649
Other insurance and supervisory fees	1,170	996	1,143	1,258	1,206
Taxes, other than income taxes	3,820	3,680	3,534	3,637	3,856
Professional fees:
Collections, appraisals and other credit related fees	1,717	2,106	2,150	1,650	1,599
Outsourcing technology services	5,520	5,610	5,215	5,127	5,123
Other professional fees	3,073	4,026	4,137	3,416	3,338
Credit and debit card processing expenses	4,154	4,096	4,147	3,766	3,537
Business promotion	3,706	4,356	3,860	4,016	2,576
Communications	1,752	1,666	1,642	1,582	1,482
Net loss on OREO operations	3,743	4,247	4,360	5,655	190
Other	4,268	3,718	4,707	4,365	4,682
Total	$89,972	$90,694	$90,865	$90,216	$86,027

Non-interest expenses in the first quarter of 2019 amounted to $90.0 million, a decrease of $0.7 million from $90.7 million in the fourth quarter of 2018. The $0.7 million decrease in non-interest expenses was primarily due to:

  A $1.4 million decrease in professional service fees, mainly due to a $0.9 million decrease in consulting fees reflecting, among other things, a decrease in costs incurred in efforts to support the implementation of new accounting standards and a decrease in expenses related to technology-implementation matters. In addition, there was a $0.5 million decrease in attorneys’ and collection fees related to troubled loan resolution efforts as foreclosure actions related to the mortgage servicing portfolio were higher in the fourth quarter of 2018 after the expiration of foreclosure moratoriums associated with Hurricanes Irma and Maria implemented by U.S. government-sponsored agencies.
  A $0.7 million decrease in employees’ compensation and benefits expenses, reflecting the effect of the $2.3 million expense recovery recorded in the first quarter of 2019 in connection with the employee retention benefit available to employers affected by Hurricanes Irma and Maria by virtue of the Disaster Tax Relief and Airport Extension Act of 2017, as amended. In addition, there was a $0.9 million decrease associated with two fewer business days in the first quarter of 2019. These variances were partially offset by an increase of approximately $2.4 million related to higher seasonal payroll taxes and bonus expenses.
  A $0.6 million decrease in business promotion expenses, including a $0.8 million decrease related to the timing of advertising, marketing, and public relations activities, and a $0.1 million decrease in contributions made to charitable organizations. These variances were partially offset by a $0.3 million increase in sponsorship-related activities.
  A $0.5 million decrease in the net loss on OREO operations, primarily due to a $0.7 million decrease in OREO-related operating expenses, primarily taxes and repairs expenses, and a $0.6 million decrease in write-downs to the value of OREO properties. These variances were partially offset by a $0.4 million decrease in income recognized from rental payments associated with income-producing properties and a $0.3 million decrease in gain on sales of residential OREO properties.

Partially offset by:

  A $1.6 million increase in occupancy and equipment costs, mainly due to an increase in depreciation and amortization expense reflecting the full-quarter effect of certain projects placed in production late in the fourth quarter of 2018 and in the first quarter of 2019 related to, among other things, enhancements to technology infrastructure, including online banking, data security and ERP system matters, and modeling and data management software that support the implementation of new accounting pronouncements.
  A $0.9 million increase related to an adjustment recorded in the fourth quarter of 2018 to reduce the reserve for operational losses based on quarterly revisions, included as part of “Other non-interest expenses” in the table above.

INCOME TAXES

The Corporation recorded an income tax expense of $17.6 million for the first quarter of 2019 compared to an income tax benefit of $41.2 million for the fourth quarter of 2018. As previously disclosed, the results for the fourth quarter of 2018 included a $63.2 million benefit related to the partial reversal of the Corporation’s deferred tax asset valuation allowance, partially offset by a one-time charge of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018 (net of the $5.6 million related impact in the valuation allowance).

The Corporation’s effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, increased to 28% compared to the effective tax rate of 25% as of the end of the fourth quarter of 2018. As of March 31, 2019, the Corporation had a net deferred tax asset of $306.0 million (net of a valuation allowance of $95.6 million, including a valuation allowance of $63.5 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Nonaccrual loans held for investment:
Residential mortgage	$132,049	$147,287	$156,685	$162,539	$171,380
Commercial mortgage	93,192	109,536	117,397	142,614	115,179
Commercial and Industrial	22,507	30,382	34,551	76,887	85,325
Construction	7,700	8,362	9,071	14,148	16,236
Consumer and Finance leases	17,330	20,406	21,664	22,953	23,857
Total nonaccrual loans held for investment	272,778	315,973	339,368	419,141	411,977

OREO	129,716	131,402	135,218	143,355	154,639
Other repossessed property	5,032	3,576	3,992	4,271	5,646
Total non-performing assets, excluding nonaccrual loans held for sale	$407,526	$450,951	$478,578	$566,767	$572,262

Nonaccrual loans held for sale	7,381	16,111	44,177	54,546	64,945
Total non-performing assets, including nonaccrual loans held for sale (1)	$414,907	$467,062	$522,755	$621,313	$637,207

Past-due loans 90 days and still accruing (2)	$148,625	$158,527	$165,432	$171,737	$163,045
Nonaccrual loans held for investment to total loans held for investment	3.03%	3.57%	3.89%	4.85%	4.74%
Nonaccrual loans to total loans	3.10%	3.73%	4.37%	5.43%	5.43%
Non-performing assets, excluding nonaccrual loans held for sale, to total assets, excluding nonaccrual loans held for sale	3.29%	3.69%	3.93%	4.60%	4.72%
Non-performing assets to total assets	3.35%	3.81%	4.28%	5.02%	5.22%

(1)

Purchased credit impaired ("PCI") loans of $144.4 million accounted for under ASC 310-30 as of March 31, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2019 of approximately $28.2 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $52.2 million to $414.9 million as of March 31, 2019, compared to $467.1 million as of December 31, 2018. Total nonaccrual loans, including nonaccrual loans held for sale, decreased by $51.9 million to $280.2 million as of March 31, 2019, compared to $332.1 million as of December 31, 2018.

The decrease in non-performing assets was mainly due to:

  A $12.9 million decrease related to the restructuring at maturity of a commercial mortgage loan in Puerto Rico.
  A $15.2 million decrease in nonaccrual residential mortgage loans driven by loans brought current, charge-offs, collections (including two loans individually in excess of $1 million paid off in the first quarter totaling $3.3 million), and foreclosures that, in the aggregate, offset the inflows in the first quarter.
  An $8.7 million decrease related to sales and repayments of nonaccrual commercial and construction loans held for sale during the first quarter of 2019.
  A charge-off of $5.7 million taken on a commercial and industrial loan with a previously-established specific reserve.
  Collections on nonaccrual commercial and construction loans of $4.1 million.
  A $3.1 million decrease in nonaccrual consumer loans driven by charge-offs and collections.
  A $1.7 million decrease in the OREO portfolio balance. The decrease was driven by sales of $9.4 million, and write-down adjustments to the OREO value of $4.6 million, partially offset by additions of $12.3 million.
  Inflows to nonaccrual loans held for investment were $24.1 million, a decrease of $4.3 million, compared to inflows of $28.4 million in the fourth quarter of 2018. Inflows to non-performing commercial and construction loans were $0.7 million in the first quarter of 2019, a decrease of $0.1 million, compared to inflows of $0.8 million in the fourth quarter of 2018. Inflows to non-performing residential mortgage loans were $11.5 million in the first quarter of 2019, a decrease of $4.5 million, compared to inflows of $16.0 million in the fourth quarter of 2018. Inflows to non-performing consumer loans were $12.0 million, an increase of $0.3 million, compared to inflows of $11.7 million in the fourth quarter of 2018.
  Adversely classified commercial and construction loans, including loans held for sale, decreased by $33.7 million to $322.3 million as of March 31, 2019. The decrease was driven by the upgrade in the credit risk classification of several commercial loans totaling $11.5 million, charge-offs, collections, and the aforementioned $8.7 million reduction related to sales and repayments of nonaccrual loans held for sale.
  Total troubled debt restructuring (“TDR”) loans held for investment were $589.8 million as of March 31, 2019, up $7.1 million from December 31, 2018, driven by the aforementioned commercial mortgage loan restructured in the first quarter. Approximately $485.9 million of total TDR loans held for investment were in accrual status as of March 31, 2019. These figures exclude $61.0 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., FHA/VA loans).

Early Delinquency

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $143.8 million as of March 31, 2019, an increase of $7.2 million compared to $136.6 million as of December 31, 2018. The variances by major portfolio categories follow:

  Commercial and construction loans in early delinquency increased in the first quarter by $3.7 million to $7.6 million as of March 31, 2019.
  Residential mortgage loans in early delinquency increased in the first quarter by $6.5 million to $79.7 million as of March 31, 2019, and consumer loans in early delinquency decreased in the first quarter by $3.0 million to $56.5 million as of March 31, 2019.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31,		December 31,		September 30,		June 30,		March 31,
	2019		2018		2018		2018		2018

Allowance for loan and lease losses, beginning of period	$196,362		$200,563		$222,035		$225,856		$231,843
Provision for loan and lease losses	11,820	(1)	7,649	(2)	11,524	(3)	19,536	(4)	20,544
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,547)		(6,009)		(7,483)		(4,855)		(3,036)
Commercial mortgage	(2,272)		4,193		(9,559)		(3,859)		(6,761)
Commercial and Industrial	(5,216)		(168)		(2,115)		(3,734)		(1,868)
Construction	(166)		60		(2,178)		(680)		(5,164)
Consumer and finance leases	(11,249)		(9,926)		(11,661)		(10,229)		(9,702)
Net charge-offs	(24,450)		(11,850)		(32,996)		(23,357)		(26,531)
Allowance for loan and lease losses, end of period	$183,732		$196,362		$200,563		$222,035		$225,856

Allowance for loan and lease losses to period end total loans held for investment	2.04%		2.22%		2.30%		2.57%		2.60%
Net charge-offs (annualized) to average loans outstanding during the period	1.10%		0.54%		1.52%		1.07%		1.21%
Provision for loan and lease losses to net charge-offs during the period	0.48x		0.65x		0.35x		0.84x		0.77x

Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the first quarter of 2019 and the fourth, third, second, and first quarters of 2018

	0.75x		1.13x		0.43x		0.92x		1.02x

(1) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $5.7 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3) Net of a $2.8 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(4) Net of a $2.1 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(5) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.

  The ratio of the allowance for loan and lease losses to total loans held for investment was 2.04% as of March 31, 2019, compared to 2.22% as of December 31, 2018. The decrease was primarily due to the effect of the $6.4 million loan loss reserve release recorded in the first quarter in connection with revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria and the aforementioned charge-off of $5.7 million taken on a commercial and industrial loan against a previously-established specific reserve. The ratio of the total allowance to nonaccrual loans held for investment was 67.36% as of March 31, 2019, compared to 62.15% as of December 31, 2018.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of March 31, 2019 and December 31, 2018, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of March 31, 2019
Impaired loans:
Principal balance of loans, net of charge-offs	$393,735	$310,708	$28,428	$732,871
Allowance for loan and lease losses	20,753	25,022	4,779	50,554
Allowance for loan and lease losses to principal balance	5.27%	8.05%	16.81%	6.90%

PCI loans:
Carrying value of PCI loans	140,979	3,464	-	144,443
Allowance for PCI loans	10,954	400	-	11,354
Allowance for PCI loans to carrying value	7.77%	11.55%	-	7.86%

Loans with general allowance:
Principal balance of loans	2,591,848	3,540,790	1,986,864	8,119,502
Allowance for loan and lease losses	20,179	53,660	47,985	121,824
Allowance for loan and lease losses to principal balance	0.78%	1.52%	2.42%	1.50%

Total loans held for investment:
Principal balance of loans	$3,126,562	$3,854,962	$2,015,292	$8,996,816
Allowance for loan and lease losses	51,886	79,082	52,764	183,732
Allowance for loan and lease losses to principal balance	1.66%	2.05%	2.62%	2.04%

As of December 31, 2018

Impaired loans:
Principal balance of loans, net of charge-offs	$403,732	$325,211	$31,326	$760,269
Allowance for loan and lease losses	19,965	28,137	5,874	53,976
Allowance for loan and lease losses to principal balance	4.95%	8.65%	18.75%	7.10%

PCI loans:
Carrying value of PCI loans	143,176	3,464	-	146,640
Allowance for PCI loans	10,954	400	-	11,354
Allowance for PCI loans to carrying value	7.65%	11.55%	-	7.74%

Loans with general allowance:
Principal balance of loans	2,616,300	3,421,527	1,913,387	7,951,214
Allowance for loan and lease losses	19,875	63,182	47,975	131,032
Allowance for loan and lease losses to principal balance	0.76%	1.85%	2.51%	1.65%

Total loans held for investment:
Principal balance of loans	$3,163,208	$3,750,202	$1,944,713	$8,858,123
Allowance for loan and lease losses	50,794	91,719	53,849	196,362
Allowance for loan and lease losses to principal balance	1.61%	2.45%	2.77%	2.22%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018

Residential mortgage	0.71%	0.77%	0.95%	0.61%	0.38%

Commercial mortgage	0.59%	-1.10%	2.47%	0.98%	1.69%

Commercial and Industrial	0.96%	0.03%	0.42%	0.73%	0.36%

Construction	0.78%	-0.22%	7.13%	2.25%	17.37%

Consumer and finance leases	2.27%	2.10%	2.57%	2.34%	2.22%

Total loans	1.10%	0.54%	1.52%	1.07%	1.21%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the first quarter of 2019 were $24.4 million, or an annualized 1.10% of average loans, compared to $11.9 million, or an annualized 0.54% of average loans, in the fourth quarter of 2018. The increase of $12.6 million in net charge-offs was mainly related to:

  An $11.7 million increase in commercial and construction loan net charge-offs, primarily reflecting the effect in the previous quarter of the loan loss recovery of $7.4 million recorded on the full repayment of a commercial mortgage loan, and the aforementioned $5.7 million charge-off taken on a commercial and industrial loan in Puerto Rico in the first quarter of 2019.
  A $1.3 million increase in consumer loan net charge-offs, primarily related to charge-offs taken on certain home equity lines of credit in the first quarter of 2019.

Partially offset by:

  A $0.5 million decrease in residential mortgage loan net charge-offs.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.4 billion as of March 31, 2019, up $133.2 million from December 31, 2018.

The increase was mainly due to:

  A $128.7 million increase in total loans. The increase consisted of a $74.1 million growth in Puerto Rico, a $50.3 million growth in the Florida region, and an increase of $4.3 million in the Virgin Islands region. On a portfolio basis, the increase consisted of a $96.0 million growth in commercial and construction loans and a $70.6 million growth in consumer loans, partially offset by a $37.9 million decrease in residential mortgage loans.

  The increase in total loans in the Puerto Rico region consisted of a $72.7 million growth in consumer loans and a $29.4 million increase in commercial and construction loans, partially offset by a reduction of $28.0 million in residential mortgage loans. The increase in commercial and construction loans was mainly related to certain large originations in the first quarter, including the origination of a $37.3 million commercial mortgage loan and an aggregate increase of $18.6 million in the outstanding balance of credit facilities extended to a commercial customer, partially offset by repayments that reduced the balance of a commercial and industrial loan by $18.4 million, sales and repayment of nonaccrual commercial and construction loans held for sale totaling $8.7 million, and charge-offs recorded in the first quarter. The decrease in residential mortgage loans in Puerto Rico reflects the effect of collections, charge-offs and approximately $10.3 million of foreclosures recorded in the first quarter, that more than offset the volume of non-conforming residential mortgage loan originations maintained in the loans held for investment portfolio. Approximately 76% of the $94.7 million in residential mortgage loans originated in Puerto Rico during the first quarter of 2019 consisted of conforming loan originations and refinancings. The increase in consumer loans was driven by new loan originations.

  The increase in total loans in the Florida region consisted of a $58.2 million growth in commercial and construction loans, partially offset by reductions of $5.1 million in residential mortgage loans and $2.8 million in consumer loans.

  The increase in total loans in the Virgin Islands primarily reflects increases of $8.4 million in commercial and construction loans and $0.7 million in consumer loans, partially offset by a $4.8 million decrease in residential mortgage loans. The increase in commercial and construction loans was driven by the origination of a $4.6 million commercial and industrial term loan.

  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), decreased by $124.3 million to $881.5 million in the first quarter of 2019, compared to $1.0 billion in the fourth quarter of 2018. The decrease primarily reflects a lower dollar amount of commercial loan refinancings and renewals completed in the first quarter, primarily in Puerto Rico, and seasonally lower residential and consumer loan originations.

  Total loan originations in Puerto Rico decreased by $122.9 million to $657.8 million in the first quarter of 2019, compared to $780.7 million in the fourth quarter of 2018. The decrease in the Puerto Rico region consisted of decreases of $101.8 million in commercial and construction loan originations, $11.1 million in consumer loan originations, and $9.9 million in residential mortgage loan originations.

  Total loan originations in the Florida region decreased by $11.9 million to $199.6 million in the first quarter of 2019, compared to $211.5 million in the fourth quarter of 2018. The decrease in the Florida region consisted of reductions of $7.3 million in commercial and construction loan originations, $3.5 million in consumer loan originations, and $1.1 million in residential mortgage loan originations.

  Total loan originations in the Virgin Islands of $24.1 million in the first quarter of 2019 increased by $10.5 million, compared to $13.6 million in the fourth quarter of 2018. The increase in the Virgin Islands region consisted of a $13.7 million increase in commercial and construction loan originations, partially offset by decreases of $2.5 million in residential mortgage loan originations and $0.7 million in consumer loan originations.
  A $12.6 million decrease in the allowance for loan and lease losses, driven by the aforementioned $6.4 million release associated with revised estimates of the hurricane-related qualitative reserves and the $5.7 million charge-off taken against a previously-established specific reserve.
  A $42.0 million increase in “Other assets” in the statement of financial condition set forth below, primarily reflecting the effect of the adoption of the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) 2016-02 Leases (Topic 842) (“ASU 2016-02”), which resulted in the recognition of a right-of-use asset for operating leases amounting to $57.2 million as of March 31, 2019, partially offset by declines in the amount of accounts receivable.

Partially offset by:

  A $37.6 million decrease in investment securities mainly driven by prepayments of $43.6 million of U.S. agencies MBS and a $10.0 million U.S. agency note called prior to maturity, partially offset by a $20.5 million increase in the fair value of available-for sale investment securities attributable to changes in market interest rates.

Total liabilities were approximately $10.3 billion as of March 31, 2019, up $77.5 million from December 31, 2018.

The increase was mainly due to:

  A $124.4 million increase in total deposits, excluding brokered CDs and government deposits, reflecting increases of $86.3 million in Puerto Rico, $29.3 million in the Virgin Islands, and $8.8 million in Florida. The increase in the Puerto Rico region reflects, among other things, a growth of $67.6 million in time deposits and an $18.3 million increase in non-interest bearing deposits.
  A $51.4 million increase in “Accounts payable and other liabilities” in the statement of financial condition set forth below, primarily reflecting the effect of the right-of-use liability for operational leases amounting to $59.8 million as of March 31, 2019 in connection with the adoption of ASU 2016-02 in the first quarter of 2019.

Partially offset by:

  The repayment at maturity of a $50.1 million short-term repurchase agreement in the first quarter of 2019.
  A $45.9 million decrease in brokered CDs, as the Corporation paid off $86.0 million of maturing brokered CDs with an all-in cost of 1.61%, partially offset by new issuances amounting to $40.0 million with an all-in cost of 2.66%.

Total stockholders’ equity amounted to $2.1 billion as of March 31, 2019, an increase of $55.8 million from December 31, 2018. The increase was mainly driven by the earnings generated in the first quarter and the $20.5 million increase in the fair value of available-for-sale investment securities recorded as part of other comprehensive income, partially offset by common stock dividends in the first quarter of 2019 totaling $6.5 million.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 20.44%, 20.85%, 24.10% and 15.46%, respectively, as of March 31, 2019, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 20.30%, 20.71%, 24.00%, and 15.37%, respectively, as of December 31, 2018. As of March 31, 2019, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 18.91%, 22.36%, 23.62%, and 16.59%, respectively, as of March 31, 2019, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 18.76%, 22.25%, 23.51% and 16.53%, respectively, as of December 31, 2018.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 16.42% as of March 31, 2019, compared to 16.14% as of December 31, 2018.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Tangible Equity:
Total equity - GAAP	$2,100,457	$2,044,704	$1,927,415	$1,901,679	$1,877,104
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(5,180)	(5,702)	(6,276)	(6,851)	(7,426)
Core deposit intangible	(4,096)	(4,335)	(4,585)	(4,835)	(5,084)
Insurance customer relationship intangible	(584)	(622)	(661)	(699)	(737)

Tangible common equity	$2,026,395	$1,969,843	$1,851,691	$1,825,092	$1,799,655

Tangible Assets:
Total assets - GAAP	$12,376,780	$12,243,561	$12,209,700	$12,384,862	$12,200,386
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(5,180)	(5,702)	(6,276)	(6,851)	(7,426)
Core deposit intangible	(4,096)	(4,335)	(4,585)	(4,835)	(5,084)
Insurance customer relationship intangible	(584)	(622)	(661)	(699)	(737)

Tangible assets	$12,338,822	$12,204,804	$12,170,080	$12,344,379	$12,159,041

Common shares outstanding	217,332	217,235	217,241	217,185	216,390

Tangible common equity ratio	16.42%	16.14%	15.22%	14.78%	14.80%
Tangible book value per common share	$9.32	$9.07	$8.52	$8.40	$8.32

Exposure to Puerto Rico Government

As of March 31, 2019, the Corporation had $213.5 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $214.6 million as of December 31, 2018. Approximately $190.9 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. The Corporation’s total direct exposure to the Puerto Rico Government also includes a $14.3 million loan extended to an affiliate of a public corporation and obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.2 million as part of its available-for-sale investment securities portfolio (fair value of $7.0 million as of March 31, 2019).

The exposure to municipalities in Puerto Rico included $144.7 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of March 31, 2019, the Corporation had $684.2 million of public sector deposits in Puerto Rico, compared to $677.3 million as of December 31, 2018. Approximately 36% is from municipalities and municipal agencies in Puerto Rico and 64% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Wednesday, April 24, 2019, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until April 24, 2020. A telephone replay will be available one hour after the end of the conference call through May 24, 2019 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10130506.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: changes in economic and business conditions, including those caused by past or future natural disasters, that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve; the actual pace and magnitude of economic recovery in the Corporation’s service areas that were affected by Hurricanes Maria and Irma during 2017 compared to management’s current views on the economic recovery; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including the filing of a form of bankruptcy under Title III of PROMESA, which provides a court debt restructuring process similar to U.S. bankruptcy protection, and the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios; uncertainty about whether the Federal Reserve Bank of New York (the “New York FED” or “Federal Reserve”) will continue to provide approvals for receiving dividends from FirstBank, making payments of dividends on non-cumulative perpetual preferred stock and common stock, or payments on trust-preferred securities or subordinated debt, incurring, increasing or guaranteeing debt or repurchasing any capital securities, despite the consents that have enabled the Corporation to receive quarterly dividends from FirstBank since the second quarter of 2016, to pay quarterly interest payments on the Corporation’s subordinated debentures associated with its trust-preferred securities since the second quarter of 2016, to pay monthly dividends on the non-cumulative perpetual preferred stock since December 2016, and to pay quarterly dividends on common stock since December 2018; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued economic recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations in the future due to the Corporation’s need to receive regulatory approvals to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its net deferred tax assets; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Corporation’s remaining $8.2 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to acquisitions; the effect of a continued rising interest rate scenario on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes such as the hurricanes that affected the Corporation’s service areas in 2017. Adjusted pre-tax, pre-provision income, as defined by management, represents net income excluding income tax expense (benefit) and the provision for loan and lease losses, as well as Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the first quarter of 2019, and the fourth and first quarters of 2018 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income for the first quarter of 2019 and, the fourth and first quarters of 2018 reflect the following exclusions:
    Reserve releases of $6.4 million, $5.7 million, and $6.4 million recorded in the first quarter of 2019 and the fourth and first quarters of 2018, respectively, associated with the hurricane-related qualitative reserves.
    The $2.3 million expense recovery recognized in the first quarter of 2019 related to the employee retention benefit payment received by the Bank under the Disaster Tax Relief and Airport Extension Act of 2017, as amended.
    The tax benefit of $63.2 million resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance in the fourth quarter of 2018.
    The exclusion of the one-time charge to tax expense of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018 in the fourth quarter of 2018.
    The loss of $34 thousand on sales of U.S. agency MBS and debt securities in the fourth quarter of 2018.
    Other-than-temporary impairment (“OTTI”) on private-label MBS of $50 thousand recorded in the fourth quarter of 2018.
    The exclusion of hurricane-related expenses of $1.6 million in the first quarter of 2018.
    The gain of $2.3 million on the repurchase and cancellation of $23.8 million in trust-preferred securities recorded in the first quarter of 2018, reflected in the statement of income set forth below as “Gain on early extinguishment of debt.
    The tax related effects of all of the pre-tax items mentioned in the above bullets as follows:
      Tax expense of $2.4 million, $2.2 million and $2.5 million in the first quarter of 2019, and fourth quarter and first quarter of 2018, respectively, related to reserve releases associated with the hurricane-related qualitative reserve (calculated based on the statutory tax rate of 37.5% for 2019 and 39% for 2018).
      Tax benefit of $0.6 million in the first quarter of 2018 related to hurricane-related expenses (calculated based on the statutory tax rate of 39%).
      The employee retention benefit recognized in the first quarter of 2019 will not be treated as taxable income by virtue of the Disaster Tax Relief and Airport Extension Act of 2017.
      No tax benefit was recorded for the loss on sales of U.S. agency MBS and debt securities and the OTTI charge on private label MBS recorded in the fourth quarter of 2018. Those charges were recorded at the international banking entity subsidiary level.
      The gain realized on the repurchase and cancellation of trust preferred securities in 2018 recorded at the holding company level, had no effect on the income tax expense in 2018.

Management believes that the presentation of adjusted net income enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconcile the ratio of the adjusted provision for loan and lease losses to net charge-offs for the first quarter of 2019 and the fourth and first quarters of 2018, which excludes the effect of revised estimates of the Hurricane-related qualitative reserves:

	Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)		Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)		Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Quarter Ended March 31, 2019		Quarter Ended December 31, 2018		Quarter Ended March 31, 2018

(In thousands)	Provision for Loan and Lease Losses	Net Charge-Offs	Provision for Loan and Lease Losses	Net Charge-Offs	Provision for Loan and Lease Losses	Net Charge-Offs

Provision for loan and lease losses and net charge-offs (GAAP)	$11,820	$24,450	$7,649	$11,850	$20,544	$26,531
Less Special items:
Hurricane-related qualitative reserve release	6,425	-	5,698	-	6,407	-
Provision for loan and lease losses and net charge-offs, excluding special items (Non-GAAP)	$18,245	$24,450	$13,347	$11,850	$26,951	$26,531

Provision for loan and lease losses to net charge-offs (GAAP)	48.34%		64.55%		77.43%
Provision for loan and lease losses to net charge-offs, excluding special items (Non-GAAP)	74.62%		112.63%		101.58%

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	March 31,	December 31,
(In thousands, except for share information)	2019	2018
ASSETS

Cash and due from banks	$581,838	$578,613

Money market investments:
Time deposits with other financial institutions	300	300
Other short-term investments	7,437	7,290
Total money market investments	7,737	7,590

Investment securities available for sale, at fair value	1,905,230	1,942,568

Investment securities held to maturity, at amortized cost	144,673	144,815

Other equity securities	44,438	44,530

Total investment securities	2,094,341	2,131,913

Loans, net of allowance for loan and lease losses of $183,732
(December 31, 2018 - $196,362)	8,813,084	8,661,761
Loans held for sale, at lower of cost or market	33,175	43,186
Total loans, net	8,846,259	8,704,947

Premises and equipment, net	147,410	147,814
Other real estate owned	129,716	131,402
Accrued interest receivable on loans and investments	50,405	50,365
Deferred tax asset, net	305,963	319,851
Other assets	213,111	171,066
Total assets	$12,376,780	$12,243,561

LIABILITIES

Deposits:
Non-interest-bearing deposits	$2,494,787	$2,395,481
Interest-bearing deposits	6,576,047	6,599,233
Total deposits	9,070,834	8,994,714

Securities sold under agreements to repurchase	100,000	150,086
Advances from the Federal Home Loan Bank (FHLB)	740,000	740,000
Other borrowings	184,150	184,150
Accounts payable and other liabilities	181,339	129,907
Total liabilities	10,276,323	10,198,857

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 222,055,125 shares
(December 31, 2018 - 221,789,509 shares issued)	22,205	22,179
Less: Treasury stock (at par value)	(472)	(455)

Common stock outstanding, 217,331,577 shares outstanding
(December 31, 2018 - 217,235,140 shares outstanding)	21,733	21,724
Additional paid-in capital	938,801	939,674
Retained earnings	1,123,724	1,087,617
Accumulated other comprehensive loss	(19,905)	(40,415)
Total stockholders' equity	2,100,457	2,044,704
Total liabilities and stockholders' equity	$12,376,780	$12,243,561

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2019	2018	2018

Net interest income:
Interest income	$166,472	$162,424	$149,418
Interest expense	26,291	24,726	24,725
Net interest income	140,181	137,698	124,693
Provision for loan and lease losses	11,820	7,649	20,544
Net interest income after provision for loan and lease losses	128,361	130,049	104,149

Non-interest income:
Service charges on deposit accounts	5,716	5,666	5,088
Mortgage banking activities	3,627	3,677	4,165
Net gain (loss) on investments and impairments	-	(84)	-
Gain on early extinguishment of debt	-	-	2,316
Other non-interest income	13,200	11,272	11,215
Total non-interest income	22,543	20,531	22,784

Non-interest expenses:
Employees' compensation and benefits	39,296	40,012	40,684
Occupancy and equipment	16,055	14,431	15,105
Business promotion	3,706	4,356	2,576
Professional fees	10,310	11,742	10,060
Taxes, other than income taxes	3,820	3,680	3,856
Insurance and supervisory fees	2,868	2,746	3,855
Net loss on other real estate owned operations	3,743	4,247	190
Other non-interest expenses	10,174	9,480	9,701
Total non-interest expenses	89,972	90,694	86,027

Income before income taxes	60,932	59,886	40,906
Income tax (expense) benefit	(17,618)	41,219	(7,758)

Net income	$43,314	$101,105	$33,148

Net income attributable to common stockholders	$42,645	$100,436	$32,479

Earnings per common share:

Basic	$0.20	$0.46	$0.15
Diluted	$0.20	$0.46	$0.15

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a subsidiary formerly engaged in broker-dealer activities. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Condensed Income Statements:
Total interest income	$166,472	$162,424	$149,418
Total interest expense	26,291	24,726	24,725
Net interest income	140,181	137,698	124,693
Provision for loan and lease losses	11,820	7,649	20,544
Non-interest income	22,543	20,531	22,784
Non-interest expenses	89,972	90,694	86,027
Income before income taxes	60,932	59,886	40,906
Income tax (expense) benefit	(17,618)	41,219	(7,758)
Net income	43,314	101,105	33,148
Net income attributable to common stockholders	42,645	100,436	32,479

Per Common Share Results:
Net earnings per share - basic	$0.20	$0.46	$0.15
Net earnings per share - diluted	$0.20	$0.46	$0.15
Cash dividends declared	$0.03	$0.03	$-
Average shares outstanding	216,338	216,284	214,646
Average shares outstanding diluted	216,967	216,952	216,294
Book value per common share	$9.50	$9.25	$8.51
Tangible book value per common share (1)	$9.32	$9.07	$8.32

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.43	3.32	1.10
Interest Rate Spread (2)	4.63	4.56	4.22
Net Interest Margin (2)	5.11	4.99	4.57
Return on Average Total Equity	8.43	20.75	7.22
Return on Average Common Equity	8.58	21.14	7.37
Average Total Equity to Average Total Assets	16.97	15.98	15.27
Total capital	24.10	24.00	22.98
Common equity Tier 1 capital	20.44	20.30	19.24
Tier 1 capital	20.85	20.71	19.66
Leverage	15.46	15.37	14.18
Tangible common equity ratio (1)	16.42	16.14	14.80
Dividend payout ratio	15.22	6.46	-
Efficiency ratio (3)	55.29	57.32	58.33

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.04	2.22	2.60
Net charge-offs (annualized) to average loans	1.10	0.54	1.21
Provision for loan and lease losses to net charge-offs (4)	48.34	64.55	77.43
Non-performing assets to total assets	3.35	3.81	5.22
Nonaccrual loans held for investment to total loans held for investment	3.03	3.57	4.74
Allowance to total nonaccrual loans held for investment	67.36	62.15	54.82
Allowance to total nonaccrual loans held for investment excluding residential real estate loans	130.56	116.41	93.87

Other Information:
Common Stock Price: End of period	$11.46	$8.60	$6.02

1 - Non-GAAP financial measure. See page 18 for GAAP to Non-GAAP reconciliations.

2 - On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussion in Table 2 below.

3 - Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

4 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the hurricane-related qualitative reserve releases was 74.62%, 112.63%, and 101.58% for the quarters ended March 31, 2019 , December 31, 2018, and March 31, 2018, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2019	2018	2018	2019	2018	2018	2019	2018	2018

Interest-earning assets:
Money market & other short-term investments	$490,045	$436,964	$618,468	$2,829	$2,311	$2,256	2.34%	2.10%	1.48%
Government obligations (2)	765,250	791,654	798,186	7,476	7,574	6,193	3.96%	3.80%	3.15%
Mortgage-backed securities	1,333,752	1,413,853	1,260,142	11,897	12,642	10,625	3.62%	3.55%	3.42%
FHLB stock	41,930	40,047	40,937	696	692	693	6.73%	6.86%	6.87%
Other investments	3,078	3,136	2,705	6	6	2	0.79%	0.76%	0.30%
Total investments (3)	2,634,055	2,685,654	2,720,438	22,904	23,225	19,769	3.53%	3.43%	2.95%
Residential mortgage loans	3,122,372	3,131,759	3,227,222	41,819	41,958	43,350	5.43%	5.32%	5.45%
Construction loans	85,485	109,861	118,907	1,329	1,468	922	6.31%	5.30%	3.14%
C&I and commercial mortgage loans	3,724,486	3,625,395	3,688,415	53,282	50,825	45,189	5.80%	5.56%	4.97%
Finance leases	341,789	320,759	260,119	6,386	5,990	4,660	7.58%	7.41%	7.27%
Consumer loans	1,638,742	1,573,532	1,484,305	46,078	45,071	40,306	11.40%	11.36%	11.01%
Total loans (4) (5)	8,912,874	8,761,306	8,778,968	148,894	145,312	134,427	6.78%	6.58%	6.21%
Total interest-earning assets	$11,546,929	$11,446,960	$11,499,406	$171,798	$168,537	$154,196	6.03%	5.84%	5.44%

Interest-bearing liabilities:
Brokered CDs	$523,258	$588,478	$1,043,255	$2,687	$2,778	$4,355	2.08%	1.87%	1.69%
Other interest-bearing deposits	6,024,953	6,077,309	6,021,699	14,805	13,949	12,616	1.00%	0.91%	0.85%
Other borrowed funds	327,001	290,683	414,488	5,014	4,576	4,382	6.22%	6.25%	4.29%
FHLB advances	740,000	698,152	715,000	3,785	3,423	3,372	2.07%	1.95%	1.91%
Total interest-bearing liabilities	$7,615,212	$7,654,622	$8,194,442	$26,291	$24,726	$24,725	1.40%	1.28%	1.22%
Net interest income				$145,507	$143,811	$129,471
Interest rate spread							4.63%	4.56%	4.22%
Net interest margin							5.11%	4.99%	4.57%

1 - On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% (39% for the quarters ended December 31, 2018 and March 31, 2018) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 6 for GAAP to Non-GAAP reconciliations.

2 - Government obligations include debt issued by government-sponsored agencies.

3 - Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4 - Average loan balances include the average of non-performing loans.

5 - Interest income on loans includes $2.1 million, $2.0 million and $1.8 million for the quarters ended March 31, 2019, December 31, 2018, and March 31, 2018, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Non-Interest Income

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2019	2018	2018

Service charges on deposit accounts	$5,716	$5,666	$5,088
Mortgage banking activities	3,627	3,677	4,165
Insurance income	4,250	1,801	3,355
Other operating income	8,950	9,471	7,860

Non-interest income before net gain (loss) on investments and gain on early extinguishment of debt	22,543	20,615	20,468

Net gain on sale of investments	-	(34)	-
OTTI on debt securities	-	(50)	-
Net gain (loss) on investments	-	(84)	-

Gain on early extinguishment of debt	-	-	2,316
	$22,543	$20,531	$22,784

Table 4 – Non-Interest Expenses

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2019	2018	2018

Employees' compensation and benefits	$39,296	$40,012	$40,684
Occupancy and equipment	16,055	14,431	15,105
Deposit insurance premium	1,698	1,750	2,649
Other insurance and supervisory fees	1,170	996	1,206
Taxes, other than income taxes	3,820	3,680	3,856
Professional fees:
Collections, appraisals and other credit related fees	1,717	2,106	1,599
Outsourcing technology services	5,520	5,610	5,123
Other professional fees	3,073	4,026	3,338
Credit and debit card processing expenses	4,154	4,096	3,537
Business promotion	3,706	4,356	2,576
Communications	1,752	1,666	1,482
Net loss on OREO operations	3,743	4,247	190
Other	4,268	3,718	4,682
Total	$89,972	$90,694	$86,027

Table 5 – Selected Balance Sheet Data

(In thousands)	As of
	March 31,	December 31,
	2019	2018
Balance Sheet Data:
Loans, including loans held for sale	$9,029,991	$8,901,309
Allowance for loan and lease losses	183,732	196,362
Money market and investment securities	2,102,078	2,139,503
Intangible assets	37,958	38,757
Deferred tax asset, net	305,963	319,851
Total assets	12,376,780	12,243,561
Deposits	9,070,834	8,994,714
Borrowings	1,024,150	1,074,236
Total preferred equity	36,104	36,104
Total common equity	2,084,258	2,049,015
Accumulated other comprehensive loss, net of tax	(19,905)	(40,415)
Total equity	2,100,457	2,044,704

Table 6 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	March 31,	December 31,
	2019	2018

Residential mortgage loans	$3,126,562	$3,163,208

Commercial loans:
Construction loans	84,507	79,429
Commercial mortgage loans	1,558,724	1,522,662
Commercial and Industrial loans	2,211,731	2,148,111
Commercial loans	3,854,962	3,750,202

Finance leases	352,277	333,536

Consumer loans	1,663,015	1,611,177
Loans held for investment	8,996,816	8,858,123
Loans held for sale	33,175	43,186
Total loans	$9,029,991	$8,901,309

Table 7 – Loan Portfolio by Geography

(In thousands)	As of March 31, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,285,978	$247,711	$592,873	$3,126,562

Commercial loans:
Construction loans	27,989	11,274	45,244	84,507
Commercial mortgage loans	1,041,914	71,912	444,898	1,558,724
Commercial and Industrial loans	1,360,013	106,969	744,749	2,211,731
Commercial loans	2,429,916	190,155	1,234,891	3,854,962

Finance leases	352,277	-	-	352,277

Consumer loans	1,559,633	47,584	55,798	1,663,015
Loans held for investment	6,627,804	485,450	1,883,562	8,996,816

Loans held for sale	32,363	-	812	33,175
Total loans	$6,660,167	$485,450	$1,884,374	$9,029,991

(In thousands)	As of December 31, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,313,230	$252,363	$597,615	$3,163,208

Commercial loans:
Construction loans	26,069	11,303	42,057	79,429
Commercial mortgage loans	1,014,023	74,585	434,054	1,522,662
Commercial and Industrial loans	1,351,661	95,900	700,550	2,148,111
Commercial loans	2,391,753	181,788	1,176,661	3,750,202

Finance leases	333,536	-	-	333,536

Consumer loans	1,505,720	46,838	58,619	1,611,177
Loans held for investment	6,544,239	480,989	1,832,895	8,858,123

Loans held for sale	41,794	199	1,193	43,186
Total loans	$6,586,033	$481,188	$1,834,088	$8,901,309

Table 8 – Non-Performing Assets

	As of
(Dollars in thousands)	March 31,	December 31,
	2019	2018
Nonaccrual loans held for investment:
Residential mortgage	$132,049	$147,287
Commercial mortgage	93,192	109,536
Commercial and Industrial	22,507	30,382
Construction	7,700	8,362
Consumer and Finance leases	17,330	20,406
Total nonaccrual loans held for investment	272,778	315,973

OREO	129,716	131,402
Other repossessed property	5,032	3,576
Total non-performing assets, excluding nonaccrual loans held for sale	$407,526	$450,951

Nonaccrual loans held for sale	7,381	16,111
Total non-performing assets, including nonaccrual loans held for sale (1)	$414,907	$467,062

Past-due loans 90 days and still accruing (2)	$148,625	$158,527
Allowance for loan and lease losses	$183,732	$196,362
Allowance to total nonaccrual loans held for investment	67.36%	62.15%
Allowance to total nonaccrual loans held for investment, excluding residential real estate loans	130.56%	116.41%

(1)

Purchased credit impaired loans of $144.4 million accounted for under ASC 310-30 as of March 31, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2019 of approximately $28.2 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 9– Non-Performing Assets by Geography

	As of
(In thousands)	March 31,	December 31,
	2019	2018
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$111,666	$120,707
Commercial mortgage	29,778	44,925
Commercial and Industrial	18,452	26,005
Construction	5,597	6,220
Finance leases	1,009	1,329
Consumer	15,374	18,037
Total nonaccrual loans held for investment	181,876	217,223

OREO	121,914	124,124
Other repossessed property	4,926	3,357
Total non-performing assets, excluding nonaccrual loans held for sale	$308,716	$344,704
Nonaccrual loans held for sale	7,381	16,111
Total non-performing assets, including nonaccrual loans held for sale (1)	$316,097	$360,815
Past-due loans 90 days and still accruing (2)	$147,512	$153,269

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$11,070	$12,106
Commercial mortgage	18,735	19,368
Commercial and Industrial	4,055	4,377
Construction	2,103	2,142
Consumer	545	710
Total nonaccrual loans held for investment	36,508	38,703

OREO	6,685	6,704
Other repossessed property	26	76
Total non-performing assets, excluding nonaccrual loans held for sale	$43,219	$45,483
Nonaccrual loans held for sale	-	-
Total non-performing assets, including nonaccrual loans held for sale	$43,219	$45,483
Past-due loans 90 days and still accruing	$1,113	$5,258

United States:
Nonaccrual loans held for investment:
Residential mortgage	$9,313	$14,474
Commercial mortgage	44,679	45,243
Construction	-	-
Consumer	402	330
Total nonaccrual loans held for investment	54,394	60,047

OREO	1,117	574
Other repossessed property	80	143
Total non-performing assets, excluding nonaccrual loans held for sale	$55,591	$60,764
Nonaccrual loans held for sale	-	-
Total non-performing assets, including nonaccrual loans held for sale	$55,591	$60,764
Past-due loans 90 days and still accruing	$-	$-

(1)

Purchased credit impaired loans of $144.4 million accounted for under ASC 310-30 as of March 31, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2019 of approximately $28.2 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10 – Allowance for Loan and Lease Losses

	Quarter Ended
(Dollars in thousands)	March 31,		December 31,		March 31,
	2019		2018		2018

Allowance for loan and lease losses, beginning of period	$196,362		$200,563		$231,843
Provision for loan and lease losses	11,820	(1)	7,649	(2)	20,544
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,547)		(6,009)		(3,036)
Commercial mortgage	(2,272)		4,193		(6,761)
Commercial and Industrial	(5,216)		(168)		(1,868)
Construction	(166)		60		(5,164)
Consumer and finance leases	(11,249)		(9,926)		(9,702)
Net charge-offs	(24,450)		(11,850)		(26,531)
Allowance for loan and lease losses, end of period	$183,732		$196,362		$225,856

Allowance for loan and lease losses to period end total loans held for investment	2.04%		2.22%		2.60%
Net charge-offs (annualized) to average loans outstanding during the period	1.10%		0.54%		1.21%
Provision for loan and lease losses to net charge-offs during the period	0.48x		0.65x		0.77x

Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the first quarter of 2019, and the fourth and first quarters of 2018

	0.75x		1.13x		1.02x

(1) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $5.7 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.

Table 11 – Net Charge-Offs to Average Loans

	Quarter Ended	Year Ended
	March 31, 2019	December 31,	December 31,	December 31,	December 31,
	(annualized)	2018	2017	2016	2015

Residential mortgage	0.71%	0.67%	0.79%	0.93%	0.55%

Commercial mortgage	0.59%	1.03%	2.42%	1.28%	3.12%

Commercial and Industrial	0.96%	0.38%	0.66%	1.11%	1.32%

Construction	0.78%	6.75%	2.05%	1.02%	1.42%

Consumer and finance leases	2.27%	2.31%	2.12%	2.63%	2.85%

Total loans	1.10%	1.09%	1.33%	1.37%	1.68%

CONTACT:
First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003